As filed with the Securities and Exchange Commission on December 5, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CITIZENS, INC.

(Exact name of registrant as specified in its charter)

COLORADO	84-0755371
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2900 Esperanza Crossing Austin, Texas	78758
(Address of principal executive offices)	(Zip code)

CITIZENS, INC. OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Geoffrey M. Kolander

President and Chief Executive Officer

Citizens, Inc.

2900 Esperanza Crossing

Austin, Texas, 78758

Phone: (512) 837-7100

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Alan L. Dye

G. Allen Hicks

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Phone: (202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration Fee (2)
Class A common stock, no par value	3,000,000	$8.06	$24,180,000	$3,010.41

(1)	Represents the aggregate number of shares of the registrant’s Class A common stock, no par value (“Class A Common Stock”), reserved for issuance under the Citizens, Inc. Omnibus Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also shall be deemed to cover an indeterminate number of additional securities that may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. Represents the average of the high and low prices per share of the registrant’s Class A Common Stock as reported on the New York Stock Exchange on December 4, 2017.

EXPLANATORY NOTE

Citizens, Inc., a Colorado corporation (the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register 3,000,000 shares of the Registrant’s Class A Common Stock that may be issued pursuant to its Omnibus Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2016;

(2)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 (as amended on November 13, 2017), June 30, 2017 (as amended on November 13, 2017) and September 30, 2017;

(3)	Our Current Reports on Form 8-K filed on January 17, 2017, February 1, 2017, February 22, 2017, February 27, 2017, March 8, 2017, March 31, 2017, April 5, 2017, April 7, 2017, May 15, 2017, June 9, 2017, June 30, 2017, September 8, 2017, September 13, 2017, September 21, 2017, and November 8, 2017 (except for any portions thereof that are furnished and not filed shall not be deemed incorporated); and

(4)	The description of our Class A Common Stock contained in our Registration Statement on Form 8-A, filed on April 11, 1994, including any subsequent amendment or report filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The class of securities to be offered under this Registration Statement is registered under Section 12(b) of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Article 109 of Title Seven of the Colorado Revised Statutes enables a Colorado corporation to indemnify its officers, directors, employees and agents against liabilities, damages, costs and expenses for which they are liable if: (i) in their Official Capacities (as defined by this statute), they acted in good faith and had no reasonable basis to believe their conduct was not in the best interest of the Registrant; (ii) in all other cases, their conduct was at least not opposed to the Registrant’s best interests; and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful.

The Registrant’s Restated and Amended Articles of Incorporation limit the liability of directors to the full extent provided by Colorado law. The Registrant’s Amended and Restated Bylaws provide indemnification to officers, directors, employees and agents to the fullest extent provided by Colorado law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Restated and Amended Articles of Incorporation dated March 4, 2004 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the Year Ended December 31, 2003, filed on March 15, 2004)

4.2	Third Amended and Restated Bylaws dated November 2, 2017 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on November 8, 2017)

4.3*	Citizens, Inc. Omnibus Incentive Plan

5.1*	Opinion of Hogan Lovells US LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Hogan Lovells US LLP (set forth in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, state of Texas, on December 5, 2017.

CITIZENS, INC.

By:	/s/ Geoffrey M. Kolander
Geoffrey M. Kolander President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned, hereby appoint Geoffrey M. Kolander as his or her attorney-in-fact and agent, with full power to sign for us in our names in the capacities indicated below, all amendments (including post-effective amendments) to this Registration Statement on Form S-8 filed with the Securities and Exchange Commission and generally do all things in our names and on our behalf in such capacities to enable Citizens, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission in connection with this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Dated: December 5, 2017

/s/ Geoffrey M. Kolander
Geoffrey M. Kolander, President and Chief Executive Officer

/s/ Kay E. Osbourn	/s/ Jeff Conklin
Kay E. Osbourn, Executive Vice President, Chief Financial Officer and Chief Investment Officer	Jeff Conklin, Chief Accounting Officer

/s/ Christopher W. Claus	/s/ Robert B. Sloan
Christopher W. Claus, Director	Robert B. Sloan, Jr, Chairman

/s/ Dr. E. Dean Gage	/s/ Frank Keating
Dr. E. Dean Gage, Vice Chairman	Frank Keating, Director

/s/ Dr. Terry S. Maness	/s/ Grant G. Teaff
Dr. Terry S. Maness, Director	Grant G. Teaff, Director

/s/ J.D. Davis, Jr.	/s/ Gerald Shields
J.D. Davis, Jr., Director	Gerald Shields, Director

/s/ Steven F. Shelton
Steven F. Shelton, Director